Exhibit 99.1

BTCS Inc. Welcomes Ashley DeSimone to Its Board of Directors

Silver Spring, MD – (Globe Newswire – April 18, 2024) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, is thrilled to announce the appointment of Ashley DeSimone to its Board of Directors. This addition underscores BTCS’s commitment to enhancing its governance structure and driving sustainable growth through adding expertise.

Ashley DeSimone brings to BTCS a wealth of experience in corporate strategy, and investor and public relations, having held leadership roles in a leading capital markets advisory and investor and public relations firm, as well as having executive experience at an investment firm. Her background in public company investor relations is anticipated to help BTCS’ board continue to navigate the rapidly evolving blockchain ecosystem.

“We are delighted to welcome Ashley to the BTCS Board,” said Charles Allen, CEO of BTCS. “Her deep experience working with and advising high-profile companies in the U.S. capital markets, combined with her understanding of the blockchain space, make her an invaluable asset to our team. Ashley’s appointment is a testament to our commitment to strengthening our board and ensuring our company’s governance is robust and poised for future growth.”

Ashley’s appointment comes at a pivotal time as the Company has just announced new initiatives, including Builder+ and ChainQ, to expand its operations and explore new opportunities within the blockchain industry. Her insights and leadership are anticipated to play a critical role in guiding BTCS through its next phase of innovation and expansion.

“I am excited to join the BTCS Board of Directors and work alongside a team that is at the forefront of leveraging blockchain technology for real-world applications,” said Ashley DeSimone. “I believe in the Company’s vision and look forward to contributing to its success.”

With the addition of Ashley, BTCS continues to demonstrate its dedication to diversity and excellence in its leadership team, ensuring it is well-equipped to achieve its strategic goals and enhance shareholder value.

About BTCS:

BTCS Inc. is a Nasdaq listed company operating in the blockchain technology sector since 2014 and is one of the only U.S. publicly traded companies with a primary focus on proof-of-stake blockchain infrastructure. Our core focus is on driving scalable growth through a diverse range of business streams leveraging and built on top of our core and proven blockchain infrastructure operations. BTCS secures and operates validator nodes on cutting-edge blockchain networks that power Web 3, earning native token rewards by staking our proof-of-stake crypto assets, with an emphasis on Ethereum. Our innovative “StakeSeeker” platform empowers crypto holders with an analytics-focused cryptocurrency dashboard. It also offers a non-custodial Staking-as-a-Service solution, enabling users to earn staking rewards, while BTCS earns a percentage of token holders’ rewards, creating the potential for scalable revenue with limited additional costs. We’ve also introduced “Builder+”, an Ethereum block builder. This technology leverages advanced algorithms to maximize profit through optimized block construction. Builder+ creates opportunities for new scalable revenue streams by being utilized by third-party nodes. For more information visit: www.btcs.com.

Investor Relations:

ir@btcs.com